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Exhibit 10.13

EMPLOYMENT TRANSITION AGREEMENT AND GENERAL RELEASE

        This Employment Transition Agreement and General Release ("Agreement") is made as of January 27, 2003 by Primal Solutions, Inc. (the "Employer") and William Salway (the "Executive"). The Employer and the Executive are collectively called the "Parties."

RECITALS

        The Executive has been employed by the Employer in the position of President and Chief Executive Officer, and has served as a member of the Employer's Board of Directors and as the Chairman of the Board of Directors. The Executive has resigned as President, Chief Executive Officer, Chairman of the Board, and as a Director of the Employer, each effective January 31, 2003.

        The Executive and the Employer were parties to an Employment Agreement dated December 5, 2001, attached hereto, (the "Employment Agreement") and a Change in Control Agreement dated December 5, 2001 (the "Change in Control Agreement"). The Parties acknowledge that, except as otherwise provided in this Agreement, the Employment Agreement expired on its own terms on December 31, 2002. The Parties further acknowledge that the purpose for the Change in Control Agreement no longer exists because of the Executive's resignation, and agree that the Change in Control Agreement is superseded and effectively terminated by this Agreement.

        The Employer will deliver to the Executive a check in the amount of $30,745.90, less applicable withholdings, representing the Executive's salary earned and the Executive's unused vacation accrued through January 31, 2003.

        The Executive and the Employer have voluntarily entered into this Agreement in view of its mutual benefits, including the provision of transition services by the Executive, the payment of valuable consideration by the Employer and the release of any claims related to the Executive's employment with the Employer or transition to part-time employment.

AGREEMENT

        The Parties, intending to be legally bound, agree as follows:

1.    EMPLOYMENT TERMS AND DUTIES

        1.1.    Resignation.    Effective January 31, 2003 ("Resignation Date"), the Executive voluntarily resigns as President, Chief Executive Officer, Chairman of the Board, and Member of the Board of Directors of Employer. Effective the Resignation Date, the Executive is relieved of all his duties as an employee and member of the Board of Directors of the Employer, except as expressly provided otherwise in this Agreement.

        1.2.    Transition Employment.    Effective January 31, 2003, the Executive shall be employed as a part-time employee of the Employer for a transition period that shall terminate on July 31, 2003 (the "Transition Period").

        1.3.    Duties.    During the initial 30 days of the Transition Period (the "Initial Transition Period"), the Executive will work with the Employer, as reasonably requested and as directed by Employer, to:

          (a)  Provide and foster effective and helpful communication between the Employer and its employees, customers, "partners", and stockholders with respect to (i) the resignation of the Executive as President, Chief Executive Officer, Chairman of the Board, and Member of the

  Board of Directors of the Employer, and (ii) the transition of responsibilities from the Executive to a person(s) designated by the Employer;

          (b)  Effectively and successfully transition the Executive's responsibilities to a person(s) designated by the Employer; and

          (c)  Provide reasonable assistance and support with respect to the Metrocall account and with respect to all merger and acquisition activities;

in an effort to preserve the business organization of the Employer and its subsidiaries intact and to keep available the services of its present employees and agents and to preserve the good will of customers, "partners", suppliers, employees, agents, and others having business relations with Employer and its subsidiaries.

        1.4.    Location of Work.    The Executive will work primarily from his home office in the State of Maryland. The Executive agrees to travel to perform services at other locations, including the Employer's corporate office in Irvine, California, as mutually acceptable between the Employer and the Executive.

2.    COMPENSATION

        2.1.    Basic Compensation

          (a)    Salary.    During the Transition Period, the Executive will be paid a monthly salary of $16,667 per month, payable in equal periodic installments according to the Employer's customary payroll practices, subject to applicable withholdings (including such withholdings as may be required by the State of Maryland).

          (b)    Benefits.    During the Transition Period, the Employer will provide the Executive with paid medical and life insurance benefits equivalent to the coverage the Employer currently provides to the Executive.

        2.2.    Vacation.    During the Transition Period, the Executive shall not accrue vacation pay nor be eligible to take paid vacation. The Executive acknowledges and agrees that he has been paid for all accrued, unused vacation he has earned while an employee of the Employer.

        2.3.    Unpaid Incentive Compensation.    The Executive shall be paid earned but unpaid 2002 Incentive Compensation in accordance with section 2.2 of the Executive's Employment Agreement.

        2.4.    Business Expenses.    During the Initial Transition Period, the Employer shall reimburse the Executive for reasonable expenses necessarily incurred by the Executive in the performance of his duties under this Agreement, including cellular phone, pager and DSL charges. Business expense reimbursement will be made in accordance with the Employer's regular policies and practices provided the Executive submits appropriate documentation supporting such expenses. All travel and entertainment expenses exceeding $500.00 must be approved in advance by the senior executive management of the Employer. Automobile mileage expenses incurred by the Executive will be reimbursed at the rate established by the Internal Revenue Service.

        2.5.    Employer Equipment.    During the Initial Transition Period, the Executive may continue to use the computer and related peripheral equipment currently assigned to his use. Upon the termination of the Initial Transition Period, the Executive will return all physical property of any kind of the Employer in the Executive's possession, including, without limitation, directories, documents, lists of any kind, including lists of prices, personnel, addresses, vendors, suppliers or existing or potential customers, rolodexes, plans, files, software, programs, tapes, materials, manuals, keys, access cards, credit cards and equipment.

        2.6.    Apartment Lease Payments and Moving Allowance.    The Employer will reimburse the Executive for apartment lease payments for an apartment maintained by the Executive in the vicinity of Irvine, California in an amount not to exceed $1,800 per month through not later than March 31, 2003. The Employer will reimburse the Executive up to a maximum of $1,500 for moving expenses incurred by the Executive in relocating his household goods from said apartment. The Executive must file expense reports with respect to these expenses in accordance with the Employer's policies.

3.    EXTENSION OF MEDICAL COVERAGE

        3.1.    Extension of Medical Coverage.    As of the Termination Date (as that term is defined hereinafter), the Executive's rights, if any, regarding continuation of group health insurance coverage will be governed by the provisions of the Consolidated Omnibus Reconciliation Act of 1986 ("COBRA"). Under separate cover, the Executive will receive COBRA information which will include the notice of the Executive's rights to elect continuation coverage under COBRA for group health insurance. The Executive shall be solely responsible for the full cost of COBRA coverage and responsible for making all COBRA payments.

4.    TERMINATION

        4.1.    Termination.    The Executive's employment and his right to compensation and benefits under this Agreement shall terminate on the date specified in section 1.2 as the end of the Transition Period (the "Termination Date").

5.    RELEASE OF CLAIMS

        5.1.    Release of Claims.    The Executive on his own behalf, and on behalf of his successors and assigns, releases the Employer and its officers, directors, employees, agents and attorneys and any parent, subsidiary, affiliated or related companies and their respective successors and assigns ("Released Parties") from all claims, demands, actions or other legal responsibilities of any kind which the Executive may have based on, or pertaining to the Executive's employment with the Employer or his transition to part-time employment. This Release includes, but is not limited to, any claims the Executive may have for wages, bonuses or other compensation due, claims under the Age Discrimination in Employment Act arising on or before the date the Executive signs this Agreement, Title VII of the Civil Rights Act, as amended, which prohibits discrimination in employment based on race, color, sex, religion or national origin, the Americans with Disabilities Act, the Family and Medical Leave Act, or any other federal, state or local law or regulation affecting employment rights or prohibiting employment discrimination. This Release also includes any claim for intentional or negligent infliction of emotional distress, wrongful discharge, violation of any public policy or statute, breach of any implied or express contract between the Employer and the Executive, including without limitation the Employment Agreement and Change of Control Agreement, any policy of the Employer or any remedy for any such claim or breach.

        5.2.    Unknown Claims.    The Executive understands that the release of claims set forth in section 5.1 above covers claims which the Executive knows about and those the Executive may not know about. The Executive expressly waives all rights under Section 1542 of the California Civil Code, which Section the Executive has read and understands, and which provides as follows:

    SECTION 1542. A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

        5.3.    Agreement not to Sue; Warranty of Non-Assignment.    The Executive promises never to file a lawsuit asserting any claims that are released in section 5.1 above. The Executive warrants that the

Executive has not assigned to any other person or entity the claims which are the subject of section 5.1 above.

        5.4.    Executive's Right to Review and Revoke Agreement.    The Executive has been given a period of twenty-one (21) days within which to consider whether to sign this Agreement and has freely elected to sign this Agreement on the date set forth below. The Executive has been encouraged to consult with an attorney before signing this Agreement, and has done so to the extent he so desires. This Agreement may be revoked by the Executive for seven (7) days after the Executive signs this Agreement. In order to revoke this Agreement, the Executive must deliver written notice of revocation to:

    Primal Solutions, Inc.
     Attention: Chairman of the Board of Directors
    18881 Von Karman Avenue, Suite 500
    Irvine, California 92612.

    With a copy to (which will not constitute notice):
    Bryan Cave LLP
     Attention: Brett J. Souza, Esq.
    2020 Main Street, Suite 600
    Irvine, CA 92614

6.    GENERAL PROVISIONS

        6.1.    Obligations Contingent on Performance.    The obligations of the Employer hereunder, including its obligation to pay the compensation provided for herein, are contingent upon the Executive's performance of the Executive's obligations hereunder.

        6.2.    Waiver.    The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

        6.3.    Binding Effect; Delegation of Duties Prohibited.    This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Employer may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of the Executive under this Agreement, being personal may not be delegated.

        6.4.    Notices.    All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation or receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate address and facsimile number set forth below (or to such other address and facsimile number as a party may designate by the notice to the other party pursuant to the terms of this section 6.4:

    If to the Executive: William Salway, 5147 Harpers Farm Road, Columbia, MD 21044, Facsimile No.:                        .

    If to the Employer: Primal Solutions, Inc., 18881 Von Karman Avenue, Suite 500, Irvine, California 92624; Attn: Chief Financial Officer; Facsimile No.: (949) 221-8590.

        6.5.    Prior Agreements.    Nothing in this Agreement shall be deemed to relieve the Executive of any of the Executive's obligations as set forth in:

          (a)  Sections 7 and 8 of the Employment Agreement. The Parties acknowledge and agree that sections 9 and 10 survive the termination of the Employment Agreement to the extent required to interpret or enforce Sections 7 and 8. For the purposes of this Section 6.5(a), the Parties understand and acknowledge that the term "Employment Period" referenced in Sections 7 and 8 of the Employment Agreement includes the Transition Period, and that the "Post Employment Period" shall commence on the Termination Date.

          (b)  The Statement of Company Policy on Securities Trades by Company Personnel.

        6.6.    Entire Agreement; Amendments.    This Agreement contains the entire agreement between the parties with respect to the subject matter hereof. Except has specifically provided in section 6.5, this Agreement supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof, including without limitation, the Employment Agreement and the Change of Control Agreement. This Agreement may not be amended orally, but only by an agreement in writing signed by the Parties.

        6.7.    Headings; Construction.    The headings in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "section" or "sections" refer to the corresponding section or sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

        6.8.    Severability.    If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction or Arbitrator, then to the extent that the rights or obligations of the parties under this Agreement will not be materially and adversely effected thereby, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid and unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

        6.9.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

        6.10.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of California. If any legal action is necessary to enforce the terms and conditions of this Agreement, the prevailing party shall be entitled to recover all costs of suit and reasonable attorneys' fees as determined by the court or arbitrator.

        6.11.    Derogatory Information.    Executive shall not, for a period of twenty-four (24) calendar months following the Termination Date, publish or disseminate information derogatory to Employer's business, senior executives or directors whether acquired by Executive during or after his employment by Employer.

        6.12.    Future Employment.    The Executive agrees not to apply for future employment with any of the Released Parties and waives the right to be employed by any of the Released Parties.

        6.13.    No Admission.    The Executive acknowledges that the Employer is entering into this Agreement only for the reasons stated in the final Recital, and that by doing so, the Employer does not admit any liability to the Executive or any breach of any legal or contractual obligation.

7.    ARBITRATION OF DISPUTES

        7.1.    Exclusive Remedy.    Except as set forth in section 7.3, arbitration shall be the sole and exclusive remedy for any dispute, claim, or controversy of any kind or nature (a "Claim") arising out of, related to, or connected with the Executive's employment relationship with the Employer, or the termination of the Executive's employment relationship with the Employer, including any Claim against any parent, subsidiary or affiliated entity of the Employer, or any director, officer, general or limited partner, employee or agent of the Employer or of any such parent, subsidiary or affiliated entity.

        7.2.    Claims Subject to Arbitration.    This agreement to arbitrate specifically includes (without limitation) any Claim for breach of this Agreement; any Claim under or relating to any federal, state or local law or regulation prohibiting discrimination, harassment or retaliation based on race, color, religion, national origin, sex, age, disability or any other condition or characteristic protected by law; demotion, discipline, termination or other adverse action in violation of any contact, law or public policy; entitlement to wages or other economic compensation; and any Claim for personal, emotional, physical, economic or other injury.

        7.3.    Claims Not Subject to Arbitration.    This section 7 does not preclude either party from making an application to a court of competent jurisdiction for: (a) provisional remedies (e.g., a temporary restraining order or preliminary injunction) pursuant to California Code of Civil Procedure section 1281.8; or (b) a temporary restraining order or an injunction under California Code of Civil Procedure section 527.8 in order to obtain protection against employee violence or threats of violence. This section 7 also does not apply to any claims by Executive: (i) for workers' compensation benefits; (ii) for unemployment insurance benefits; (iii) under a benefit plan where the plan specifies a separate arbitration procedure; (iv) filed with an administrative agency which are not legally subject to arbitration under this Agreement; or (v) which are otherwise expressly prohibited by law from being subject to arbitration under this Agreement.

        7.4.    Procedure.    The arbitration proceedings shall be conducted in Orange County, California. Any Claim submitted to arbitration shall be decided by a single, neutral arbitrator (the "Arbitrator"). The parties to the arbitration shall mutually select the Arbitrator not later than 45 days after service of the demand for arbitration. If the parties for any reason do not mutually select the arbitrator within the 45 day period, then any party may apply to any court of competent jurisdiction to appoint a retired judge as the Arbitrator. The parties agree that the arbitration shall be conducted in accordance with California Code of Civil Procedure sections 1280 et seq., except as modified by this Agreement. The Arbitrator shall apply the substantive federal, state or local law and statute of limitations governing any Claim submitted to arbitration. In ruling on any such Claim submitted to arbitration, the Arbitrator shall have the authority to award only such remedies or forms of relief as are provided for under the substantive law governing such Claim. The Arbitrator shall issue a written decision revealing the essential findings and conclusions on which the decision is based. Judgment on the Arbitrator's decision may be entered in any court of competent jurisdiction.

        7.5.    Costs.    The Employer shall be responsible for paying the fees and costs incurred in the arbitration (e.g., filing fees, transcript costs and Arbitrator's fees). The parties shall be responsible for their own attorneys' fees and costs, except that the Arbitrator shall have the authority to award attorneys' fees and costs to the prevailing party in accordance with the applicable law governing the dispute. Notwithstanding any term herein to the contrary, if the Executive violates his promises contained in this Agreement, the Executive will pay for all costs incurred by any of the Released Parties, including reasonable attorneys' fees, in defending against Executive's claims or enforcing

Executive's promises. In addition, Employer's obligations to provide any payments under this Agreement shall terminate upon such violation.

        7.6.    Interpretation of Arbitrability.    The Arbitrator, and not any federal or state court, shall have the exclusive authority to resolve any issue relating to the interpretation, formation or enforceability of this Agreement, or any issue relating to whether a Claim is subject to arbitration under this Agreement, except that any party may be bring an action in any court of competent jurisdiction to compel arbitration in accordance with the terms of this Agreement.

        IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

EXECUTIVE	PRIMAL SOLUTIONS, INC.
/s/ WILLIAM SALWAY William Salway	By:	/s/ JOSEPH R. SIMRELL
Dated: 1/27/03	Name:	Joseph R. Simrell
	Title:	CFO

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EMPLOYMENT TRANSITION AGREEMENT AND GENERAL RELEASE